UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2023

BLUE STAR FOODS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-40991	82-4270040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 NW 109th Avenue

Miami, Florida

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 633-5565

(Former name or former address, if changed since last report.)

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	BSFC	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2023, Blue Star Foods Corp., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter, in a firm commitment public offering (the “Offering”), (i) 8,200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Firm Shares”), for a public offering price of $0.20 per share and (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase 800,000 shares of the Company’s common stock (the “Warrant Shares”), for a public offering price of $0.199 per Pre-funded Warrant to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding common stock immediately following the consummation of this Offering. The Company also granted the Underwriter an over-allotment option to purchase up to 1,350,000 shares of the Company’s common stock (the “Option Shares,” together with Firm Shares, the “Shares”). The Pre-funded Warrants have an exercise price of $0.001 per share. The Pre-funded Warrants were issued in registered form under a warrant agent agreement (the “Warrant Agent Agreement”) between the Company and Vstock Transfer, LLC as the warrant agent.

The Company expects to receive approximately $1.8 million in gross proceeds from this Offering, before deducting underwriting discounts and other related offering expenses. The Offering closed on February 14, 2023.

Any securities offered and sold in the Offering will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-268564) filed with the Securities and Exchange Commission (the “SEC”) on November 25, 2022, and declared effective on December 6, 2022 (the “Registration Statement”), as supplemented by the preliminary prospectus supplement dated February 9, 2023 relating to the Offering and filed with the SEC on February 9, 2023 and a final prospectus supplement dated February 10, 2023.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the terms of the Underwriting Agreement and the Warrant Agent Agreement (including the form of the Pre-funded Warrants) are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the Warrant Agent Agreement (including the form of the Pre-funded Warrants) that are filed as exhibits to this report on Form 8-K and are incorporated herein by reference. The Crone Law Group, P.C., counsel to the Company, delivered an opinion as to the legality of the issuance and sale of the Shares, the Pre-Funded Warrants, and shares of Common Stock underlying the Pre-Funded Warrants in the Offering, a copy of which is attached hereto as Exhibit 5.1.

Item 8.01 Other Events.

The Company issued press releases announcing the pricing and closing of the Offering on February 10, 2023 and February 14, 2023, respectively. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 10, 2023, by and between the Company and Aegis Capital Corp.
4.1	Form of Warrant Agent Agreement (including the Form of Pre-funded Warrant)
5.1	Opinion of The Crone Law Group, P.C.
23.1	Consent of The Crone Law Group, P.C. (contained in Exhibit 5.1)
99.1	Press Release issued by Blue Star Foods Corp., dated February 10, 2023
99.2	Press Release issued by Blue Star Foods Corp., dated February 14, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE STAR FOODS CORP.

Date: February 15, 2023	By:	/s/ John Keeler
	Name:	John Keeler
	Title:	Executive Chairman and Chief Executive Officer